Exhibit 10.1

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is made by and between Matthew Scribner (“Employee”) and Inogen, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Employee has been employed at-will by the Company pursuant to that certain Amended and Restated Employment Agreement dated October 1, 2013 (the “Employment Agreement”);

WHEREAS, Employee has most recently served as the Company’s Executive Vice President of Operations;

WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on January 16, 2017 (the “Confidentiality Agreement”);

WHEREAS, the Company previously granted Employee certain Company equity awards to acquire shares of the Company’s common stock that remain outstanding as set forth on Schedule A hereto (the “Equity Awards”), subject to the terms and conditions of the applicable Company equity incentive plans  and the corresponding equity grant agreements (collectively, the “Stock Agreements”);

WHEREAS, the Parties have mutually agreed that Employee will resign as Executive Vice President of Operations, with such resignation intended to be effective no later than September 17, 2018 (the “Resignation Date”);

WHEREAS, the Parties desire for Employee to continue at-will employment with the Company, including in a transitional role following the Resignation Date pursuant to the terms of this Agreement, with such transitional employment ending no later than January 2, 2019 (such actual final day of Employee’s employment with the Company, whether January 2, 2019 or earlier, the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Consideration.  In consideration of (i) Employee’s execution of this Agreement and the Supplemental Release attached hereto as Exhibit 1 and (ii) Employee’s fulfillment of all its and their terms and conditions, as applicable; and further provided that Employee does not revoke the Agreement or the Supplemental Release as provided below, the Company agrees as follows:

a.Supplemental Release.  In exchange for the separation benefits as set forth in this Section 1 and any continued employment and related pay and benefits from the date hereof and into the Transition Period (as defined below), Employee agrees to execute, within twenty-one (21) days after the Termination Date, a Supplemental Release Agreement in the form attached hereto as Exhibit 1 (the “Supplemental Release”), which will bridge the gap and cover the time period from the Effective Date of this Agreement through the Supplemental Release Effective Date (as defined in the Supplemental Release);

provided, however, that the Parties agree to modify the Supplemental Release to comply with any new laws that may become applicable.  Employee’s failure to timely execute the Supplemental Release shall be deemed to constitute a failure to comply with the material terms and conditions of this Agreement.

b.Salary Continuation.  Subject to Section 1(f)(iii) below, the Company agrees to pay Employee a total of Three Hundred and Three Thousand Dollars ($303,000.00), at the rate of Eleven-Thousand Six Hundred Fifty Three Dollars and Eighty-Five Cents ($11,653.85) per bi-weekly pay period, less applicable withholdings, for one (1) year beginning on the later of (i) the Company’s first regular payroll date that occurs on or after the sixtieth (60th) day following the Termination Date or (ii) the Company’s first regular payroll date that occurs at least ten (10) business days following the Supplemental Release Effective Date (as defined in the Supplemental Release attached hereto as Exhibit 1).

c.COBRA Reimbursement.  Subject to Section 1(f)(iii) below, the Company shall reimburse Employee for the premium payments Employee makes for healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), less the amount that Employee was required to pay for Company-sponsored healthcare premiums as of the Termination Date, for a period of up to eighteen (18) months, or until Employee is eligible for health insurance coverage through another employer, whichever occurs first, provided Employee timely elects and pays and remains eligible for continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA.  COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Employee a taxable payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), less the amount that Employee was required to pay for Company-sponsored healthcare premiums as of the Termination Date, which payments will be made regardless of whether the Employee elects or continues to remain eligible for COBRA continuation coverage and will commence in the month following the month of the Termination Date and continue for eighteen (18) months following the Termination Date.

d.2018 Bonus Opportunity.  Regardless of when the Termination Date occurs, but subject to Section 1(f)(iii) below, the Company shall pay to Employee the full achieved amount of Employee’s Annual Bonus (as defined in the Employment Agreement) corresponding to fiscal year 2018 (the “2018 Bonus”), which shall range from Zero Dollars ($0) to no more than Two Hundred and Forty-Two Thousand Four Hundred Dollars ($242,400.00), depending on achievement of Company financial targets as established in the Company’s Management Incentive Plan, as determined in the Company’s discretion.  The 2018 Bonus will be paid, less applicable withholdings, on or after such date that annual bonuses are paid to other senior executives of the Company, but not later than March 15, 2019.

e.Cash Bonus.  Subject to Section 1(f)(iii) below, Employee will receive a lump sum cash payment equal to the aggregate value of the shares of the Company’s common stock subject to any Company performance-based equity award held by Executive as of the Termination Date that otherwise would have vested based on actual achievement of the applicable performance metrics for 2018 as determined by the Company’s compensation, nominating, and governance committee of its board of directors (the “Committee”) had Employee remain employed with the Company through the “Vesting Date” (as defined in the applicable award agreement) that immediately follows the Committee’s certification of the 2018 performance metrics (the “Additional Bonus”).  The Additional Bonus will be paid, less applicable withholding, within 10 business days of the date the Committee certifies the achievement of the 2018 performance metrics, but not later than March 15, 2019.

f.Transition Period.

i.The Company agrees to allow Employee to remain employed with the Company on an at-will basis as a transitional employee through the Transition Period (as defined below).  Employee acknowledges that the Company agrees to continue to employ Employee on such basis no later than January 2, 2019 (the period between September 17, 2018 and the Termination Date, the “Transition Period”).  Employee acknowledges that his employment with the Company, if it does not end earlier, will terminate on January 2, 2019.  During the Transition Period, Employee will perform transition services as reasonably requested by the Company, including, but not limited to, assisting with the transition of his duties to other Company personnel, including any relevant replacement, and answering questions related thereto, as well as other duties relating to his prior role with and transition out of the Company.  The Company will continue to pay Employee’s current base salary as in effect August 27, 2018, until the Termination Date, less applicable withholdings, payable in accordance with the Company’s regular payroll practices, and Employee’s other benefits shall remain in force and effect during the Transition Period, except as required by the Company’s applicable policies and plans.

ii.In the event that the Company were to terminate Employee’s employment before or during the Transition Period without Cause (as defined in the Employment Agreement), then the effective date of that separation will constitute the Termination Date, and all of the severance benefits above will be triggered, subject to the terms and conditions in this Transition Agreement, including the obligation to sign the Supplemental Release.

iii.In the event that the Company were to terminate Employee’s employment before or during the Transition Period with Cause (as defined in the Employment Agreement) or if Employee were to resign before or during the Transition Period (other than a mutually agreed to resignation), then the Employee would not be entitled to the severance benefits set forth under this Section 1, but still agrees to sign and abide by the Supplemental Release as set forth above.

g.At-Will Employment.  Employee will remain an at-will employee through the Transition Period, meaning either he or the Company may terminate his employment at any time throughout the Transition Period for any reason or no reason, with or without notice. Employee will be entitled to continued salary payments and benefits only through the actual Termination Date and no later.  Employee agrees to resign from employment with the Company effective immediately upon commencing other employment.

h.General.  Employee acknowledges that without this Agreement and, as applicable, the Supplemental Release, Employee is otherwise not entitled to the consideration listed in this Section 1.  Employee further specifically acknowledges and agrees that the consideration provided to Employee hereunder fully satisfies any obligation that the Company would have had to pay Employee severance pursuant to the Employment Agreement or any other agreement with the Company.  Further, as set forth above, Employee understands and agrees that if he is terminated for Cause (as defined in the Employment Agreement) or if Employee were to resign (other than a mutually agreed to resignation), he will not be entitled to the severance benefits set forth under this Section 1.

2.Resignation as Officer, Director, and Manager.  Employee represents and warrants that he has resigned as an officer of the Company and all subsidiaries effective as of the Resignation Date, by submitting to the Company’s Board of Directors a signed notice of resignation in the form attached hereto as Exhibit 2.

3.Stock.  The Parties agree that vesting of the Equity Awards will continue only until the Termination Date in accordance with the terms and conditions of the Stock Agreements, and any unvested shares subject to the Equity Awards immediately will revert to the Plan on that date, including all shares subject to performance-based Equity Awards.  The exercise of Employee’s vested options shall continue to be governed by the terms and conditions of the Stock Agreements and, if not exercised within the time period set forth in the applicable Stock Agreements, the shares subject to such vested options will be forfeited.

4.Benefits.  Employee’s health insurance benefits shall cease on the last day of the month in which the Termination Date occurs, subject to Employee’s right to continue Employee’s health insurance under COBRA.  Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, will have ceased as of the Termination Date.

5.Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.  Except as set forth in Section 27 below, Employee acknowledges that this Agreement and the Supplemental Release fully supersedes and replaces the Employment Agreement, and that Employee is not entitled to any of the severance benefits thereunder.

6.Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including any claims under the Employment Agreement;

b.any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers

Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e.any and all claims for violation of the federal or any state constitution;

f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 19, except as required by applicable law. This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits.

7.Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date.  The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

8.Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN

BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

9.No Pending or Future Lawsuits.  Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.Application for Employment.  Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

11.Cooperation.  Employee agrees to provide reasonable cooperation and assistance with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, any subpoena that may be issued to or by the Company, or any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee.  Employee will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section.  Employee also agrees to provide reasonable cooperation and assistance to the Company in the resolution of any matters in which Employee was involved during the course of his employment with the Company or about which he has personal knowledge.  Employee understands and agrees that Employee is not entitled to additional compensation, beyond the severance benefits under Section 1, for providing the limited cooperation and transition assistance set forth herein.

12.Trade Secrets and Confidential Information/Company Property.  Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of the Company’s employees.  Employee agrees that the above reaffirmation and agreement with the Confidentiality Agreement shall constitute a new and separately enforceable agreement to abide by the terms of the Confidentiality Agreement, entered and effective as of the Effective Date.  Employee specifically acknowledges and agrees that any violation of the restrictive covenants in the Confidentiality Agreement shall constitute a material breach of this Agreement.  Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Employee used in performing services for the Company (collectively, “Company Property”), except as specifically authorized by the Company as necessary for Employee’s employment during the Transition Period (and, to the extent so authorized, Employee agrees to return all Company Property to the Company immediately upon the Termination Date). Nothing in this Section 12 or the Confidentiality Agreement shall be interpreted to limit Employee’s rights under Section 22 below.

13.No Cooperation.  Subject to Section 22 below governing Protected Activity, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.  Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

14.Nondisparagement.  Subject to Section 22 below governing Protected Activity, Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.  Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment.

15.Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement or the Supplemental Release by Employee, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and/or the Supplemental Release to the maximum extent permitted by law, and to obtain damages, except as provided by law; provided, however, that the Company shall not recover One Hundred Dollars ($100) of the consideration already paid pursuant to this Agreement, and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee, and any services performed by Employee, under this Agreement, the Supplemental Release, and the Confidentiality Agreement.

16.No Admission of Liability.  Employee understands and acknowledges that this Agreement and the Supplemental Release each constitute a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company hereto, either previously or in connection with this Agreement or the Supplemental Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

17.Nonsolicitation.  Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

18.Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement and the Supplemental Release.

19.ARBITRATION.  EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA, INCLUDING ITS PROCEDURAL PROVISIONS FOR COMPELLING ARBITRATION, SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT (INCLUDING COMPELLING ARBITRATION IN STATE OR FEDERAL COURT) WITH FULL FORCE AND EFFECT. YOU AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, YOU MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN YOUR INDIVIDUAL CAPACITY. ANY ARBITRATION WILL OCCUR IN SANTA BARBARA COUNTY, CALIFORNIA, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE

ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW.  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. I UNDERSTAND THAT THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION SHALL GOVERN.

20.Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement.  Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

21.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement and the Supplemental Release.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22.Protected Activity Not Prohibited.  Employee understands that nothing in this Agreement or in the Supplemental Release shall in any way limit or prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational

Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  Finally, nothing in this Agreement or in the Supplemental Release constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act.

23.No Representations.  Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

24.Section 409A.  It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

25.Severability.  In the event that any provision or any portion of any provision hereof or in the Supplemental Release, or any surviving agreement made a part hereof or thereof, becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement and the Supplemental Release, as applicable, shall continue in full force and effect without said provision or portion of provision.

26.Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement and/or in the Supplemental Release, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

27.Entire Agreement.  This Agreement together with the Supplemental Release represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and the Supplemental Release, as applicable, and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including the Employment Agreement, but with the exception of the Confidentiality Agreement, the Stock Agreements, that certain October 11, 2013 Indemnification Agreement between the Company and Employee, Section 22 of the Employment Agreement, and the definition of “Cause” in the Employment Agreement.

28.No Oral Modification.  This Agreement and the Supplemental Release may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

29.Governing Law.  This Agreement and the Supplemental Release shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the State of California.

30.Effective Date.  Employee understands that this Agreement shall be null and void if not executed by Employee within the twenty-one (21) day period set forth under Section 6 above.  Each Party has seven (7) days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

31.Counterparts.  This Agreement and the Supplemental Release may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

32.Voluntary Execution of Agreement.  Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees.  Employee acknowledges that:

(a)Employee has read this Agreement;

(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains; and
(d)	Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MATTHEW SCRIBNER, an individual

Dated:	September 14, 2018	/s/ Matthew Scribner
Matthew Scribner

INOGEN, INC.

Dated:	September 14, 2018	By:	/s/ Scott Wilkinson
Scott Wilkinson
President & CEO

Schedule A

SUMMARY OF OUTSTANDING EQUITY AWARDS

Date of Grant	Type of Grant	Number of Unvested Shares as of 9/17/2018 (assuming continued employment through such date)	Number of Shares Vested and Exercisable as of 9/17/2018 (assuming continued employment through such date)	Number of Unvested Shares as of 1/2/2019 (assuming continued employment through such date)	Number of Shares Vested and Exercisable as of 1/2/2019 (assuming continued employment through such date)	Exercise Price per Share
March 28, 2012	Incentive Stock Options	0	5,683[1]	0	0[2]	$ 0.81
Oct. 10, 2013	Incentive Stock Options	0	33,547	0	33,230[3]	$ 8.37
April 1, 2014	Incentive Stock Options	0	9,904	0	9,904	$ 16.62
May 15, 2015	Incentive Stock Options	2,594	742	1,552	1,784	$ 38.54
May 12, 2016	Incentive Stock Options	2,262	0	2,2,62	0	$ 44.19
April 1, 2014	Nonqualified Stock Options	0	41,626	0	41,626	$ 16.62
May 15, 2014	Nonqualified Stock Options	5,740	40,924	2,615	44,049	$ 38.54
May 12, 2016	Nonqualified Stock Options	18,752	29,166	14,405	33,333	$ 44.19
May 11, 2017	Restricted Stock Award -PB	1,420	0	1,420	0	n/a
May 11, 2017	Restricted Stock Award -TB	1,598[4]	0	1,465[5]	0	n/a
March 2, 2018	Restricted Stock Award -PB	921	0	9210	0	n/a
March 2, 2018	Restricted Stock Award -TB	614	0	6140	0	n/a

[1]	The 2,000 shares scheduled for sale on 9/17/2018 have been pre-deducted from this number.
[2]	The 2,000 shares scheduled for sale on 9/17/2018, 10/16/2018, 11/19/2018 and 1,683 shares scheduled for sale on 12/18/2018have been pre-deducted from this number.
[3]	The 317 shares scheduled for sale on shares scheduled for sale on 12/18/2018 have been pre-deducted from this number.
[4]	This assumes 533 shares vesting on 9/1/2018 have been issued and pre-deducted from this number.
[5]	This assumes 533 shares vesting on 9/1/2018 and 133 shares vesting on 12/1/2018 have been issued and pre-deducted from this number.

Exhibit 1

SUPPLEMENTAL RELEASE AGREEMENT

This Supplemental Release Agreement (“Supplemental Release”) is made by and between Matthew Scribner (“Employee”) and Inogen, Inc. (the “Company”) (jointly referred to as the “Parties” and individually referred to as a “Party”).

1.Consideration; Acknowledgment of Receipt of All Compensation.  In consideration for the severance payments and benefits in Section 1 of the Transition Agreement and Release, to which this Supplemental Release was attached as an exhibit (the “Transition Agreement”), including, without limitation, any continued employment and related pay and benefits before and/or during the Transition Period (as defined in the Transition Agreement) and other good and valuable consideration, the sufficiency of which the Parties have agreed to, Employee hereby extends his release and waiver of claims in Sections 6, 7, and 8 of the Transition Agreement to any claims that may have arisen between the Effective Date (as such term is defined in the Transition Agreement) and the Supplemental Release Effective Date, as defined below.  Employee acknowledges and represents that, other than the consideration set forth in Sections 1(b) through 1(e) of the Transition Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

2.Incorporation of Terms of Transition Agreement.  The undersigned Parties further acknowledge that the terms of the Transition Agreement shall apply to this Supplemental Release and are incorporated herein to the extent that they are not inconsistent with the express terms of this Supplemental Release.

3.Return of Property.  Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company (whether physical, electronic, or otherwise), including but not limited to any computer, laptop, tablet, mobile phone, or other device; remote access device; security badge or other access device or mechanism; hard drive, thumb drive, or other storage device; garage pass; or any other hardware, software, or other item of Company property, as well as all passwords to any software or other programs or data that Employee used in performing services for the Company; and Employee further certifies that Employee has searched all of his physical and electronic property for Company property and information and that Employee has not retained, and has returned to the Company, any Company property or information (including any electronic or archival copies that may be incidentally retained).

4.Supplemental Release Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days following the Termination Date (as defined in the Transition Agreement).  Employee shall have seven (7) days after he signs this Agreement to revoke it. This Supplemental Release will become effective on the eighth (8th) day after Employee signs this Supplemental Release (the “Supplemental Release Effective Date”), so long as the Transition Agreement and the Supplemental Release have both been signed by the Parties and neither has been revoked by either Party before that date.  The Company will provide Employee with the consideration provided by Section 1 of the Transition Agreement in accordance with the terms of that agreement.

5.Voluntary Execution of Agreement. Employee understands and agrees that he executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Employee acknowledges that:

(a)he has read this Supplemental Release;

(c)	he has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of his own choice or has elected not to retain legal counsel;
(d)	he understands the terms and consequences of this Supplemental Release and of the releases it contains; and
(e)	he is fully aware of the legal and binding effect of this Supplemental Release.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Matthew Scribner, an individual

Dated:
Matthew Scribner

Inogen, Inc.

Dated:	By:
Scott Wilkinson
President & CEO

Exhibit 2

RESIGNATION LETTER

September 17, 2018

To the Board of Directors Inogen, Inc.:

I hereby resign as the Executive Vice President of Operations of Inogen, Inc. (the “Company”) and as an officer of any subsidiaries of the Company effective as of September 17, 2018 (the “Resignation Date”). Following the Resignation Date, I will cease to represent myself as an officer or executive of the Company, will not perform any managerial duties on behalf of the Company, and will cease to be a signatory for, and to otherwise obligate, the Company.

I also agree to execute any necessary documents or other forms necessary to effectuate or document my resignation as a matter of local, state, federal or international law.

Yours Truly,

 /s/ Matthew Scribner

Matthew Scribner